STOCK PURCHASE AGREEMENT


                             Between


                   ENVIRODYNE INDUSTRIES, INC.

                               and

                        SOLO CUP COMPANY

                           dated as of

                          June 5, 1998

                      TABLE OF CONTENTS


                                                             Page

ARTICLE I        PURCHASE AND SALE OF STOCK                    1
                 1.1    Transfer of Stock                      1
                 1.2    Consideration                          1
                 1.3    The Closing                            1
                 1.4    Purchase Price Adjustment              3
                 1.5    Further Assurances                     5
ARTICLE II       REPRESENTATIONS AND WARRANTIES OF
                 SELLER                                        5
                 2.1    Corporate Organization                 5
                 2.2    Capital Stock                          6
                 2.3    Ownership of Stock                     6
                 2.4    Authorization, Etc.                    7
                 2.5    Financial Statements                   7
                 2.6    No Approvals or Conflicts              9
                 2.7    Compliance with Law; Governmental
                        Authorizations                         9
                 2.8    Litigation                            10
                 2.9    Title to Personal Property            10
                 2.10  Absence of Certain Changes             11
                 2.11  Taxes                                  12
                 2.12  Employee Benefits                      13
                 2.13  Labor Relations                        15
                 2.14  Patents, Trademarks, Trade Names, Etc. 15
                 2.15  Contracts                              15
                 2.16  Environmental Matters                  16
                 2.17  Insurance                              17
                 2.18  Title to Real Property                 17
                 2.19  Affiliate Transactions                 18
                 2.20  No Brokers' or Other Fees              18
ARTICLE III      REPRESENTATIONS AND WARRANTIES
                 OF PURCHASER                                 19
                 3.1   Organization                           19
                 3.2   Authorization, Etc.                    19
                 3.3   No Approvals or Conflicts              19
                 3.4    Acquisition for Investment            20
                 3.5    Financing                             20
                 3.6    No Brokers' or Other Fees             20
ARTICLE IV       CONDITIONS TO SELLER'S OBLIGATIONS           20
                 4.1    Representations and Warranties        21
                 4.2    Performance                           21
                 4.3    Officer's Certificate                 21
                 4.4    HSR Act                               21
                 4.5    Injunctions                           21
                 4.6    Consents                              21
                 4.7    Release of  Guarantees                21
                 4.8    Idaho Reimbursement                   21

ARTICLE V        CONDITIONS TO PURCHASER'S OBLIGATIONS        22
                 5.1    Representations and Warranties        22
                 5.2    Performance                           22
                 5.3    Officer's Certificate                 22
                 5.4    Resignation of Directors              22
                 5.5    HSR Act                               22
                 5.6    Injunctions                           22
                 5.7    Release of  Guarantees                22
                 5.8    Consents                              23
ARTICLE VI       COVENANTS AND AGREEMENTS                     23
                 6.1    Conduct of Business by Seller         23
                 6.2    Access to Books and
                        Records; Cooperation                  24
                 6.3    Filings and Consents                  24
                 6.4    Tax Matters                           25
                 6.5    WARN Act                              29
                 6.6    Supplements to Disclosure Schedule    30
                 6.7    Covenant to Satisfy Conditions        30
                 6.8    Use of "Envirodyne" Name              30
                 6.9    Intercompany Obligations              30
                 6.10  Employees; Employee Benefits           31
                 6.11  Insurance                              34
                 6.12  Due Diligence                          34
                 6.13  Customer Meetings                      35
                 6.14  Non-Competition                        35
                 6.15  Idaho Reimbursement                    35

ARTICLE VII      TERMINATION                                  35
                 7.1    Termination                           35
                 7.2    Procedure and Effect of Termination   36

ARTICLE VIII     INDEMNIFICATION                              37
                 8.1    Indemnification                       37

ARTICLE IX       MISCELLANEOUS                                40
                 9.1    Fees and Expenses                     40
                 9.2    Governing Law                         40
                 9.3    Amendment                             41
                 9.4    No Assignment                         41
                 9.5    Waiver                                41
                 9.6    Notices                               41
                 9.7    Complete Agreement                    42
                 9.8    Counterparts                          42
                 9.9    Publicity                             42
                 9.10  Headings                               43
                 9.11  Knowledge                              43
                 9.12  Severability                           43
                 9.13  Third Parties                          43
                 9.14  Specific Performance                   43
                 9.15  Dispute Resolution                     44

                         STOCK PURCHASE AGREEMENT


          This Stock Purchase Agreement (this "Agreement"), dated as of June 5, 1998, is entered into by and between Envirodyne
Industries, Inc., a Delaware corporation ("Seller"), and Solo Cup
Company, an Illinois corporation ("Purchaser").

          WHEREAS, Seller is the beneficial owner of record of all of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Clear Shield National, Inc., a
California corporation (the "Company"); and

          WHEREAS, Purchaser desires to purchase and Seller desires to sell the Shares upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:


                            ARTICLE I

                   PURCHASE AND SALE OF STOCK

          1.1  Transfer of Stock.  On the Closing Date (as
               -----------------
defined in Section 1.3 below) and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Purchaser the Shares, free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restric-tions ("Encumbrances"), including those set forth in Section 2.3 of the Disclosure Schedule.

          1.2  Consideration.  On the Closing Date and subject to
               -------------
the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser will pay to Seller the Purchase Price (as defined in Section 1.3(b)(i) below).

          1.3  The Closing.  The closing (the "Closing") of the
               -----------
transactions contemplated in this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m., local time, the later of (a) July 31, 1998 or (b) on the second business day following the termination of all applicable waiting periods under the HSR Act (as defined in Section 2.6 below) or as soon after the later of such dates as practicable following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by Seller and Purchaser.

               (a)  Deliveries by Seller.  At or prior to the
                    --------------------
Closing, Seller shall deliver or cause to be delivered to Pur-chaser the following:

                    (i)  certificates evidencing the Shares,
which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case execut-ed in blank or in favor of Purchaser or its assigns and otherwise in a form acceptable for transfer on the books of the Company;

                    (ii)  all other previously undelivered docu-
ments required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contem-plated hereby; and

                    (iii)  a certified copy of the Board of
Director's consent authorizing the transaction.

                (b)  Deliveries by Purchaser.  At or prior to the
                     -----------------------
Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                      (i)  $140,000,000 by wire transfer of imme-
diately available funds to an account designated by Seller (the
"Purchase Price");

                      (ii)  all other previously undelivered
documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby; and


                      (iii)  a certified copy of the Board of
Director's consent authorizing the transaction.

            (c)  Form of Deliveries.  All instruments and
                 ------------------
documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller.

        1.4  Purchase Price Adjustment.
             -------------------------
               (a) As soon as practicable, but in no event later than 75 days following the Closing Date, Seller shall prepare a Statement of Adjusted Working Capital of the Company and the Subsidiary (as defined in Section 2.1 hereof) as of the close of business on the Closing Date (including the notes thereto, the "Closing Date Statement"). The Closing Date Statement shall present the net amount of the Company's consolidated current assets less the Company's consolidated current liabilities in each case excluding (i) any amounts payable to or receivable from Seller or any of its Affiliates (as defined in Section 2.3 hereof) other than the Company and the Subsidiary (as defined in
Section 2.1) that do not remain outstanding after the Closing,
(ii) accrued state and federal income taxes, (iii) any amounts to which the Company may be entitled to reimbursement in connection with the tax increment financed cost of construction at the Twin Falls, Idaho, plant (the "Idaho Reimbursement") and (iv) any Taxes payable as result of Purchaser's election under Treasury Regulation Section 1.338(h)(10), as of the close of business on the Closing Date plus, from March 26, 1998 to the close of business on the Closing Date, the net investment in fixed assets less the net proceeds from the disposal of any fixed assets of the Company and the Subsidiary (the "Net Working Capital Amount") and shall be prepared with respect to such items on a basis consistent with the March Balance Sheet Information (as defined in Section 2.5).

               (b) During the preparation of the Closing Date Statement and the period of any dispute within the contemplation of this Section 1.4, Purchaser shall cause the Company to (i) provide Seller and Seller's authorized representatives with access to the books, records, facilities, employees and accoun-tants of the Company, (ii) provide Seller as promptly as practi-cable after the Closing Date (but in no event later than 30 days after the Closing Date) with normal month-end closing financial information for the period ending on the Closing Date and (iii) cooperate with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in connection with Seller's preparation of the Closing Date Statement.

               (c) Seller shall deliver a copy of the Closing Date Statement, together with the work papers used in the prepa-ration thereof, to Purchaser promptly after it has been prepared and in no event later than 75 days after the Closing Date. After receipt of the Closing Date Statement, Purchaser shall have 30 days to review the Closing Date Statement, together with the work papers used in the preparation thereof. Unless Purchaser deliv-ers written notice to Seller on or prior to the 30th day after Purchaser's receipt of the Closing Date Statement specifying all disputed items and the basis therefor, Purchaser shall be deemed to have accepted and agreed to the Closing Date Statement. If Purchaser so notifies Seller of its objection to the Closing Date Statement, Seller and Purchaser shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

               (d) At the conclusion of the Resolution Period, all amounts remaining in dispute shall be submitted to Coopers & Lybrand (the "Neutral Auditors"). In the event that Coopers & Lybrand is unwilling to serve as the Neutral Auditor hereunder and Purchaser and Seller are unable to agree on a substitute therefor, Purchaser or Seller may request the American Arbitra-tion Association to appoint a nationally recognized accounting firm to act as Neutral Auditor hereunder who shall not have had a material relationship with Seller or Purchaser or any of their Affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, whether or not such presentations by Seller and Purchaser have been made within such period, and shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive. The term "Adjusted Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date State-ment agreed to by Purchaser and Seller in accordance with Section 1.4(c) or the definitive Closing Date Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.4(d) (in addition to those items theretofore agreed to by Seller and Purchaser), in each case prepared in the manner set forth in the Section 1.4(a) hereof. The Net Working Capital Amount reflected on the Adjusted Closing Date Statement shall not be less than that specified by Purchaser in its notice to Seller pursuant to subsection (c) above nor more than that specified by Seller on the Closing Date Statement.

               (e) The Purchase Price shall be increased or decreased, as the case may be, dollar for dollar, to the extent the Net Working Capital Amount reflected in the Adjusted Closing Date Statement is greater than or less than $13,000,000, as the case may be. The amount of any increase to or reduction of the Purchase Price pursuant to this Section 1.4 shall bear interest from the Closing Date through the date of payment at the publicly announced base interest rate of Bank of America (Illinois) in effect from time to time from the Closing Date to the date of such payment. The amount of any reduction of the Purchase Price pursuant to this Section 1.4(e), together with interest thereon, shall be paid by wire transfer in immediately available funds by Seller to the account specified by Purchaser and the amount of any increase to the Purchase Price pursuant to this Section 1.4(e), together with interest thereon, shall be paid by wire transfer in immediately available funds by Purchaser to the account specified by Seller. Such payment or transfer, as the case may be, shall be made within five business days after the Adjusted Closing Date Statement is agreed to by Purchaser and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

          1.5  Further Assurances.  After the Closing, each party
               ------------------
hereto shall, and shall cause its officers, employees, agents and representatives to, from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Shares.


                          ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser as follows:

          2.1  Corporate Organization.
               ----------------------
               (a)  Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Carnival Brands, Inc. (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company and the Subsidiary each has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its busi-ness requires such qualification, except where the failure to be so qualified or licensed or to have such power or authority would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse change in or effect on the business, financial condition or results of opera-tions of the Company and the Subsidiary taken as a single enterprise; provided, however, that the effects of changes that
            --------  -------
are generally applicable to (i) the industries in which the Company and the Subsidiary operate their businesses, (ii) the United States economy, or (iii) the United States securities markets shall be excluded from such determination; and provided,
                                                       --------
further that any adverse effect on the Company or the Subsidiary
-------
resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from such determination. Seller has delivered or made available to Purchaser complete and correct copies of the charter and all amendments thereto to the date hereof and the bylaws as presently in effect of the Company and of the Subsidiary. Except for common stock of the Subsidiary and except as set forth in Section 2.1 of the disclosure schedule to this Agreement (the "Disclosure Schedule"), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business other than equity securities or ownership inter-ests which are immaterial in amount or significance.

          2.2  Capital Stock.  The authorized capital stock of
               -------------
the Company consists of 100,000 shares of common stock, $1.00 par value per share, of which only the Shares are issued and out-standing and no other shares of any other class or series of capital stock of the Company are issued and outstanding. All of the outstanding shares of capital stock of the Subsidiary (the "Subsidiary Shares") are owned by the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, convertible securities calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, redemption, acquisi-tion, repurchase, transfer or voting of any shares of common stock of the Company or the Subsidiary, including any rights of conversion or exchange under any outstanding securities or other instruments. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or the Subsidiary. All of the Shares and Subsidiary Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights.

          2.3  Ownership of Stock.  The Shares are owned by
               ------------------
Seller and the Subsidiary Shares are owned by the Company, in each case free and clear of all Encumbrances, except as set forth in Section 2.3 of the Disclosure Schedule. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates ("Affiliates") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securi-ties Exchange Act of 1934, as amended (the "Exchange Act").

          2.4  Authorization, Etc.  Seller has full corporate
               ------------------
power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Seller has duly approved and authorized the execu-tion and delivery by Seller of this Agreement and the consumma-tion by Seller of the transactions contemplated hereby, and no other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, morato-rium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          2.5  Financial Statements.
               --------------------
               (a)  Seller previously has delivered or made
available to Purchaser (i) the unaudited internal statement of operations of the Company (the "1997 Statement of Operations"),
(ii) the unaudited internal statement of managed assets of the Company (the "1997 Statement of Managed Assets"), (iii) the unaudited internal statement of business capitalization (the "1997 Statement of Business Capitalization") and (iv) the unau-dited internal statement of cash flows of the Company (the "1997 Statement of Cash Flows"), in each case as of, or for the 12 month period ended, December 25, 1997 (collectively, the "1997 Financial Statements.) The 1997 Statement of Managed Assets and the 1997 Statement of Business Capitalization are referred to herein collectively as the "1997 Balance Sheet Information."

               (b)  Seller previously has delivered or made
available to Purchaser (i) the unaudited internal statement of operations of the Company (the "March Statement of Operations"),
(ii) the unaudited internal statement of managed assets of the Company (the "March Statement of Managed Assets"), (iii) the unaudited internal statement of business capitalization (the "March Statement of Business Capitalization") and (iv) the unaudited internal statement of cash flows of the Company (the "March Statement of Cash Flows"), in each case as of, or for the three month period ended, March 26, 1998 (collectively, the "March Financial Statements"). The March Statement of Managed Assets and the March Statement of Business Capitalization are referred to herein collectively as the "March Balance Sheet Information." The 1997 Balance Sheet Information and the March Balance Sheet Information are referred to herein collectively as the "Balance Sheet Information." The 1997 Financial Statements and the March Financial Statements are referred to herein collec-tively as the "Financial Statements."

               (c) Except as set forth in Section 2.5 of the Disclosure Schedule, the Financial Statements were (i) prepared in accordance with United States generally accepted accounting principles ("GAAP"), (ii) prepared from, and are in accordance with, the books and records of the Company and the Subsidiary, and (iii) fairly present in all material respects the financial position and results of operations of the business of the Company and the Subsidiary as of the dates thereof and for the periods then ended, except for the omission of any required notes thereto and as otherwise set forth therein; provided that (A) the
                                    --------
standard of materiality used in preparing the Financial State-ments was the same standard used to prepare Seller's annual audited consolidated financial statements for the corresponding periods, (B) the Financial Statements include intercompany charges and (C) the Financial Statements lack footnotes required for full disclosure under GAAP.

               (d) To the knowledge of Seller, except as dis-closed in Section 2.5 of the Disclosure Schedule, as of the date hereof, neither the Company nor the Subsidiary has any liabili-ties or obligations, whether accrued, absolute, contingent or otherwise that are required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities and obligations that are reflected, accrued or reserved for on the March Balance Sheet Information, (ii) obligations incurred in the ordinary course of business since the date of the March Balance Sheet Information, (iii) liabilities that arise as a result of a breach of the representations and warranties contained in Section
2.11 hereof, (iv) other liabilities and obligations that are disclosed in the Disclosure Schedule or are otherwise the subject of any other representation or warranty contained in this Article II and (v) obligations under contracts set forth in Section 2.15 of the Disclosure Schedule.

               (e) Amounts payable to the Company in connection with the Idaho Reimbursement are not included in the Financial
Statements.

               (f) The Company and the Subsidiary have no out-standing guarantees of indebtedness or guarantees of other obligations except guarantees related to (i) the $160,000,000 aggregate principal amount of 12% Senior Secured Notes due 2000 issued pursuant to that certain Indenture, dated June 20, 1995, between Seller and State Street Bank and Trust Company of Con-necticut, N.A., as trustee, and (ii) the Participation Agreement, dated as of December 18, 1990, among Viskase Corporation, as lessee, Seller, as guarantor, General Electric Capital Corpora-tion, as owner participant, and State Street Bank and Trust Company of Connecticut, N.A., as owner trustee

          2.6  No Approvals or Conflicts.  Except as set forth in
               -------------------------
Section 2.6 of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the charter or bylaws of Seller, the Company or the Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Subsidiary or on Seller's interest in the Shares under any note, bond, mortgage, indenture or deed of trust, (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any franchise, permit, lease, license, contract, agreement or other instrument to which Seller, the Company, the Subsidiary or any of their respective properties may be bound, (iv) violate any order, injunction, judgment or ruling applicable to Seller, the Company or the Subsidiary or any of their respective properties, (v) violate any law or regulation of any governmental authority applicable to Seller, the Company or the Subsidiary or any of their respective properties or (vi) except for applicable re-quirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority; except in the case of clause (iii), (v) or (vi) for such viola-tions, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would become applicable solely as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

          2.7  Compliance with Law; Governmental Authorizations.
               ------------------------------------------------
The Company and the Subsidiary are not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company or the Subsidiary, excluding defaults or violations which would not, individually or in the aggregate, have a Materi-al Adverse Effect or which become applicable as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser. Except as set forth in Section 2.7 of the Disclosure Schedule, the licenses, permits and other governmental authoriza-tions held by the Company and the Subsidiary are valid and sufficient for the conduct of the Company's businesses as cur-rently conducted in all material respects, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Material Adverse Effect. Not-withstanding the foregoing, this Section 2.7 shall not apply to Environmental Laws and any permits required thereunder which are exclusively the subject of the representation contained in
Section 2.16 hereof.

          2.8  Litigation.  Except as set forth in the Financial
               -----------
Statements or as set forth in Section 2.8 of the Disclosure Schedule, as of the date hereof, there are no claims, actions, injunctions, proceedings (including arbitration proceedings) or investigations pending or, to the knowledge of Seller, threatened against the Company or the Subsidiary, before any court or governmental or regulatory authority or body or arbitrator that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

          2.9  Title to Personal Property.  To the knowledge of
               --------------------------
Seller, except as set forth in Section 2.9 of the Disclosure Schedule, on March 26, 1998 (the "March Balance Sheet Information Date"), the Company had and, except with respect to dispositions of assets in accordance with Section 2.10(c) since the March Balance Sheet Information Date (including distributions of all of the Company's and the Subsidiary's actual cash balances on deposit with banks to Seller immediately prior to the Closing), the Company and the Subsidiary now have, good and valid title to all the personal property reflected on the March Balance Sheet Information or which would have been reflected on the March Balance Sheet Information if acquired after the March Balance Sheet Information Date, free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in Section
2.9 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are reflected properly on the Financial Statements and which are described in
Section 2.9 of the Disclosure Schedule; (iii) liens for Taxes (as defined in Section 2.11(f) below) not yet payable or any Taxes being contested in good faith by appropriate proceedings and which are described in Section 2.9 of the Disclosure Schedule;
(iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith and (v) such imperfections of title and encumbrances, if any, as do not, in the aggregate, materially interfere with the present use of any of the Company's or the Subsidiary's properties and assets subject thereto (the foregoing items (i) through (v) are collec-tively referred to herein as "Permitted Encumbrances"). Except for cash (which will be distributed to Seller prior to the Closing), assets disposed of in accordance with Section 2.10(c) since the March Balance Sheet Information Date and services provided to the Company or the Subsidiary by Seller and described in Section 2.9 of the Disclosure Schedule, the Company or the Subsidiary own, or have valid leasehold interests in, all materi-al tangible properties and assets used in the conduct of the Company's business as of the March Balance Sheet Information Date and the date hereof. Except as set forth in Section 2.9 of the Disclosure Schedule, there are no leasehold interests held by the Company or the Subsidiary which result in an annual expense in excess of $10,000 to the Company and the Subsidiary taken as a whole.

          2.10  Absence of Certain Changes.  Except as disclosed
                --------------------------
in Section 2.10 of the Disclosure Schedule and as otherwise provided herein, since the March Balance Sheet Information Date and through the date of this Agreement:

               (a) the business of each of the Company and the Subsidiary has been conducted only in the ordinary course and consistent with past practice in all material respects;

               (b) there has been no direct or indirect redemp-tion, purchase or other acquisition by the Company or the Subsid-iary of any shares of its capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company or the Subsidiary other than distributors of all of the Company's and the Subsidiary's cash balances prior to the Closing;

               (c) there has been no sale, assignment or trans-fer of any material assets of the Company or the Subsidiary
(other than sales, assignments or transfers of assets in the ordinary course of business);

               (d)  the Company has not created, incurred,
assumed or guaranteed any indebtedness for borrowed money (in-cluding capitalized lease obligations) either involving more than $50,000 or outside the ordinary course of business, consistent with past practice;

               (e) the Company has not granted any compensation increase in excess of $25,000 per year to any director, officer or employee or made or granted any increase in benefits under, or employer contributions to, any employee benefit plan or arrange-ment other than customary increases consistent with past prac-tice; and

               (f) the Company has not made any material change to its accounting procedures or practices (including its cash management procedures).

          2.11  Taxes.
                -----
               (a) Except as set forth in Section 2.11 of the Disclosure Schedule, (i) the Company, the Subsidiary or an Affiliate of the Company or the Subsidiary on its respective behalf, has duly filed with the appropriate federal, state, local and foreign taxing authorities all income Tax Returns (as defined below) and all other material Tax Returns required to be filed by or with respect to the Company and the Subsidiary as of the date hereof and such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes shown as due and payable on such Tax Returns have been paid in full or adequately reserved for on the Statements of Managed Assets; (iii) neither the Company nor the Subsidiary is a party to any tax sharing or tax allocation agreement; (iv) neither the Company nor the Subsidiary has ever been a member of an Affiliated Group other than a Seller Group in any taxable year for which the statute of limitations has not yet expired and (v) the Company and the Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth in Section 2.11 of the Disclo-sure Schedule there are no material liens for Taxes upon the assets of the Company or the Subsidiary except liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Statements of Managed Assets. Except as set forth in Section 2.11 of the Disclosure Schedule, as of the date hereof, none of the Company, the Subsidiary or any member of a Seller Group has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of the Company or the Subsidiary which have not been paid or finally settled, and any such deficiency or assessment disclosed in
Section 2.11 of the Disclosure Schedule is being contested in good faith through appropriate proceedings for which adequate reserves have been established on the Statements of Managed Assets.

               (b) Except as set forth in Section 2.11 of the Disclosure Schedule, neither the Company nor the Subsidiary (i) is the subject of a Tax audit or other Tax examination, (ii) has received written notification from any Tax authority that it will be the subject of a Tax audit or other Tax examination or (iii) has waived or consented to extend the period during which any Tax may be assessed.

               (c)  For purposes of this Agreement, "Affiliated
Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

               (d) For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

               (e)  For purposes of this Agreement, "Seller
Group" shall mean any Affiliated Group including the Seller and one or more of the Company and the Subsidiary.

               (f) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assess-ments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

               (g) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          2.12  Employee Benefits.
                -----------------
               (a)  Section 2.12 of the Disclosure Schedule
contains a list of all employee benefit plans, (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other material incentive, employment, supplemental retirement, severance, deferred compen-sation and other employee benefit plans, programs, agreements and arrangements established, maintained, or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employees or former employ-ees of the Company, (which plans, programs, agreements and arrangements are collectively referred to herein as the "Benefit Plans"). Seller or the Company has previously made available to Purchaser true and complete copies of each of the Benefit Plans and all related documents, including but not limited to the most recent determination letter from the Internal Revenue Service (if applicable) for such Benefit Plan.

               (b) Except as set forth in Section 2.12 of the Disclosure Schedule, (i) each of the Benefit Plans has been administered in accordance with its terms and applicable law (including, where applicable, ERISA and the Code), except where the failure to so administer such Benefit Plan would not result in material liability to the Company; (ii) each of the Benefit Plans required to be "qualified" within the meaning of section 401(a) of the Code has been determined by the United States Internal Revenue Service to be so qualified; (iii) no Benefit Plan is subject to Title IV of ERISA or Section 302 of the Code;
(iv) all contributions that are due have been paid to each Benefit Plan or have been accrued in accordance with the past custom and practice of Seller and the Company; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction in connection with which the Company or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

               (c) Except as set forth in Section 2.12 of the Disclosure Schedule, no Benefit Plan exists which provides for or could result in the payment by the Company to any Company employ-ee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights by the Company to any Company employee as a result of the transactions contemplated by this Agreement, whether or not such payment or acceleration would constitute a parachute payment within the meaning of
Section 280G of the Code.

               (d) Except as set forth in Section 2.12 of the Disclosure Schedule, no Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "employee pension benefit plan," as defined in section 3(2) of ERISA or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               (e) As of the date hereof, there are no pending or, to the knowledge of Seller and the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto except for those claims which, individually or in the aggregate, could not reasonably be expected to be material to the Company.

               (f) Except as set forth on Section 2.12 of the Disclosure Schedule, (i) each Benefit Plan is immediately termi-nable at the option of the Company and (ii) there are no liabili-ties with respect to the Benefit Plans other than as accrued or reserved for on the Closing Date Statement.

          2.13  Labor Relations.  None of Seller, the Company or
                ---------------
the Subsidiary is a party to any collective bargaining agreement applicable to employees of the Company or the Subsidiary. Except as set forth in Sections 2.8 and 2.13 of the Disclosure Schedule,
(a) there is no material unfair labor practice or labor arbitra-tion proceedings pending or to the knowledge of Seller threatened against the Company or the Subsidiary, (b) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or affecting the Company or the Subsidiary and (c) to the knowledge of Seller, there is no organizational activities on behalf of any labor organization actually pending against, threatened against, or affecting, the Company or the Subsidiary.

          2.14  Patents, Trademarks, Trade Names, Etc.  Section
                --------------------------------------
2.14 of the Disclosure Schedule contains a description identify-ing all registered patents, trademarks, service marks, trade dress, trade names and copyrights (collectively, the "Intellectu-al Property") used in the business of the Company and the Subsid-iary as presently conducted or owned by the Company or the Subsidiary and a list of all material licenses and other agree-ments relating thereto. Except as set forth in Section 2.14 of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right to use of the Intellectual Property, (ii) no claims have been asserted in writing by any person to the use of any such Intellectual Property, or challeng-ing or questioning the validity or effectiveness of any such license or agreement and (iii) to the Company's knowledge, the use of the Intellectual Property by the Company and the Subsid-iary does not infringe the rights of any person.

          2.15  Contracts.  Section 2.15 of the Disclosure
                ---------
Schedule contains a list of each of the following to which the Company or the Subsidiary is a party: (i) all agreements and arrangements relating to the borrowing of money by the Company or the Subsidiary or any mortgaging or pledging of any assets owned by the Company or the Subsidiary, (ii) any guaranties by the Company or the Subsidiary of any obligation for borrowed money of any third party, (iii) all employment, management, consulting or severance agreements between the Company and any officer, direc-tor, employee or full-time consultant of the Company providing for annual compensation in excess of $50,000 in the aggregate or any extraordinary payments as a result of a change in control of the Company, (iv) any capitalized Lease Obligations providing for payments in excess of $50,000 in the aggregate and (v) any agreements that prohibit the Company in any material respect from freely engaging in its business. Except as set forth in Section
2.15 of the Disclosure Schedule, each of the material contracts, agreements and understandings to which the Company or the Subsid-iary is a party or by which any of its assets or operations are bound is in full force and effect, and there are no existing breaches or defaults by the Company or the Subsidiary or, to the knowledge of Seller, any other party thereunder nor has any event occurred which would permit the termination or acceleration thereof or which, with notice or lapse of time, would constitute a breach or default thereunder, except in each case where such breach or default would not have a Material Adverse Effect. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company has not entered into any agreement with any director, officer or employee that will require the acceleration of any compensation or the payment of any bonus as a result of the consummation of the transactions contemplated hereby.

          2.16  Environmental Matters.
                ---------------------
               (a) Except as set forth in Section 2.16 of the Disclosure Schedule, neither the Company nor the Subsidiary has received any written notice, since January 1, 1993, alleging the violation of or any liabilities arising under, any applicable Environmental Laws, in each case which would result in a Material Adverse Effect, and to the knowledge of Seller, the Company and the Subsidiary (i) are in compliance in all material respects with all Environmental Laws, (ii) the Company and the Subsidiary have obtained, and are in material compliance with, all material permits required pursuant to Environmental Laws with respect to the business of the Company and the Subsidiary as currently conducted, (iii) no hazardous waste, hazardous substance or other material regulated pursuant to Environmental Laws has been stored, treated or disposed of by the Company or the Subsidiary on the real estate currently owned or operated by the Company and the Subsidiary except in compliance in all material respects with applicable Environmental Laws and (iv) the Company and the Subsidiary lawfully have disposed of their hazardous substances and wastes in all material respects.

               (b) No written notice of Release of Hazardous Material has been filed since January 1, 1993 by or on behalf of the Company or the Subsidiary pursuant to Environmental Laws, and, to the knowledge of Seller, no property or facility now owned or operated by the Company or the Subsidiary is on the CERCLA National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System Index or any similar state list.

               (c)  For purposes of this Section 2.16, (i)
"Environmental Laws" shall mean all federal, state, local and foreign statutes, rules, regulations, ordinances and other such provisions having the force and effect of law, all judicial and administrative orders concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transporta-tion, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material; (ii) "Hazardous Material" shall mean anything that is a "hazardous substance" pursuant to the Comprehensive Response, Compensation, and Liabil-ity Act ("CERCLA"), any substance that is a "solid waste" or "hazardous waste" pursuant to the Resource Conservation and Recovery Act, any pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos or polychlori-nated biphenyl, and (iii) "Release" shall have the meaning set forth in CERCLA.

          2.17  Insurance.  Section 2.17 of the Disclosure
                ---------
Schedule lists all material insurance policies covering the assets, employees and operations of the Company and the Subsid-iary as of the date hereof. All insurance coverage and bonds with respect to the properties and business of the Company and the Subsidiary that are in effect as of the date hereof shall be terminated as of the Closing Date.

          2.18  Title to Real Property.
                ----------------------
               (a) Section 2.18 of the Disclosure Schedule lists all real property owned by the Company or the Subsidiary. Except as set forth in Section 2.18 of the Disclosure Schedule, with respect to each such parcel of owned real property: (i) the identified owner has good and valid title to the parcel of real property, free and clear of any Encumbrance, except for (A) statutory liens for current taxes or other governmental charges with respect to such real property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or the Subsidiary, (B) mechanics', carriers', workers' and other similar statutory liens arising or incurred in the ordinary course of business with respect to obligations that are not delinquent, (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property, and (D) covenants, conditions, restrictions, easements and other matters affecting title to the real property which do not materially impair the use of the real property for the purposes for which it is used in connection with the busi-nesses of the Company and the Subsidiary (the foregoing items (A) through (D) collectively referred to as "Permitted Liens"); (ii) there are no pending or, to the knowledge of Seller, threatened condemnation proceedings relating to such parcel of real proper-ty; (iii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of real property; and (iv) there are no outstanding options or rights of first refusal to purchase such parcel of real property, or any portion thereof or interest therein.

               (b)  Section 2.18 of the Disclosure Schedule
attached hereto lists and describes briefly all real property that is used or occupied by the Company or the Subsidiary in connection with their businesses but not owned by the Company or the Subsidiary and the leases, subleases and agreements by which such property is used and occupied. Except as otherwise de-scribed in Section 2.18 of the Disclosure Schedule, with respect to each such parcel of leased real property: (i) the leases and subleases described in Section 2.18 of the Disclosure Schedule constitute all of the leases, subleases and agreements under which the Company or the Subsidiary holds any interest in any real estate used in connection with their businesses; (ii) the Company has made available to Purchaser and its counsel true, correct and complete copies of all of the leases, subleases and agreements described in Section 2.18 of the Disclosure Schedule;
(iii) each such lease, sublease or agreement is in full force and effect; (iv) there are no leases, subleases, licenses, conces-sions, or other agreements, written or oral, to which Seller or the Company is a party granting to any party or parties (other than the Company or the Subsidiary) the right of use or occupancy of such parcel of leased real property; (v) all rents payable by the Company under such leases and subleases due prior to the date hereof have been paid and neither the Company nor the Subsidiary nor, to the knowledge of Seller, any other party to any such lease, sublease or agreement is in material breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder; and (vi) the transactions contemplated by this Agreement do not cause a breach of any such lease and no lessor consent under any such lease is required to consummate the transactions contemplated by this Agreement.

          2.19  Affiliate Transactions.  Except as disclosed in
                ----------------------
Section 2.19 of the Disclosure Schedule, no officer, director, employee, stockholder or Affiliate of the Company or the Subsid-iary, or any immediate family member of any of the foregoing (collectively, the "Insiders"), is a party to any agreement or contract with the Company or the Subsidiary or has any interest in any material property, real or personal or mixed, tangible or intangible, used in the business of the Company or the Subsid-iary.

          2.20  No Brokers' or Other Fees.  Except for the fees
                --------------------------
payable to Donaldson, Lufkin & Jenrette Securities Corporation by Seller, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplat-ed hereby based upon arrangements made by or on behalf of Seller or the Company.


                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

          3.1  Organization.  Purchaser is a corporation duly
               ------------
organized, validly existing and in good standing under the laws of the State of Illinois.

          3.2  Authorization, Etc.  Purchaser has full corporate
               ------------------
power and authority to execute and deliver this Agreement and the other documents contemplated hereby and to carry out the transac-tions contemplated hereby and thereby. The Board of Directors of Purchaser has duly approved and authorized the execution and delivery by Purchaser of this Agreement and the other documents contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and the other documents contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, morato-rium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.3  No Approvals or Conflicts.  Except as set forth in
               --------------------------
Section 3.3 of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the charter or bylaws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Purchaser's properties under, any note, bond, mortgage, inden-ture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or its subsid-iaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regula-tion of any court or governmental authority applicable to Pur-chaser or its subsidiaries or any of their respective properties or (iv) except for applicable requirements of the Exchange Act and the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, which, in the case of clauses (ii), (iii) and (iv) above, would have a material adverse effect on the business, operations or financial condition of Purchaser and its subsidiaries, considered as a single enterprise or on Purchaser's ability to consummate the transactions contem-plated hereby.

          3.4  Acquisition for Investment.  Purchaser is acquir-
               --------------------------
ing the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

          3.5  Financing.  Purchaser has as of the date hereof
               ---------
and will have as of the Closing Date sufficient funds (through existing credit arrangements or through holding cash and cash equivalents) to consummate the transactions contemplated hereby.

          3.6  No Brokers' or Other Fees.  No broker, finder or
               -------------------------
investment banker is entitled to any fee or commission in connec-tion with the transactions contemplated hereby based upon ar-rangements made by or on behalf of Purchaser.


                             ARTICLE IV

               CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller.

          4.1  Representations and Warranties.  The representa-
               ------------------------------
tions and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for any representation or warranty that expressly speaks only as of a specific date, which representation or warranty shall be true and correct in all material respects on such date, and except for changes expressly permitted by this Agreement or the other agreements referred to herein.

          4.2  Performance.  Purchaser shall have performed and
               -----------
complied in all material respects with all agreements, obliga-tions and conditions required by this Agreement to be so per-formed or complied with by Purchaser prior to the Closing.

          4.3  Officer's Certificate.  Purchaser shall have
               ---------------------
delivered to Seller a certificate, dated the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.
          4.4  HSR Act.  All applicable waiting periods under the
               -------
HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

          4.5  Injunctions.  On the Closing Date there shall be
               -----------
no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provid-ed for herein not be consummated as provided herein.

          4.6  Consents.  Those material governmental and third
               --------
party consents set forth in Section 4.6 of the Disclosure Sched-ule necessary to effect the Closing and for the Company to operate its business in all material respects after the Closing as presently operated shall have been obtained.

          4.7  Release of  Guarantees.  On or prior to the
               ----------------------
Closing Date, Seller shall be unconditionally released from all obligations with respect to all outstanding guarantees of indebt-edness and all other obligations related to the ongoing business of the Company or the Subsidiary.

          4.8  Idaho Reimbursement.  On or prior to the Closing
               -------------------
Date, the Company and the Subsidiary shall have assigned all right, title and interest in the Idaho Reimbursement to the Seller.


                          ARTICLE V

             CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

          5.1  Representations and Warranties.  The representa
               ------------------------------
tions and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for any representation or warranty that expressly speaks only as of a specific date, which representation or warranty shall be true and correct in all material respects on such date, and except for changes expressly permitted by the terms of this Agreement or the other agreements referred to herein.

          5.2  Performance.  Seller shall have performed and com-
               -----------
plied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Seller prior to the Closing.

          5.3  Officer's Certificate.  Seller shall have deliv-
               ---------------------
ered to Purchaser a certificate, dated the Closing Date and executed by the President or a Vice President of Seller, certify-ing to the fulfillment of the conditions specified in Sections
5.1 and 5.2 hereof.

          5.4  Resignation of Directors.  Seller shall have
               ------------------------
delivered to Purchaser the written resignations of all of the directors of the Company and the Subsidiary effective as of the Closing Date.

          5.5  HSR Act.  All applicable waiting periods under the
               -------
HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

          5.6  Injunctions.  On the Closing Date, there shall be
               -----------
no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provid-ed for herein not be consummated as provided herein.

          5.7  Release of  Guarantees.  On or prior to the
               ----------------------
Closing Date, the Company and the Subsidiary and any liens on the assets thereof shall be unconditionally released (by a written agreement signed by the creditor with a copy delivered to Pur-chaser) from all obligations with respect to all outstanding guarantees of indebtedness and all other obligations of the Company and the Subsidiary related to indebtedness or obligations of Seller or its Affiliates (other than the Company and the Subsidiary) including, without limitation, (i) the $160,000,000 aggregate principal amount of 12% Senior Secured Notes issued pursuant to that certain Indenture, dated June 20, 1995, between Seller and State Street Bank and Trust Company of Connecticut, N.A., as trustee, and (ii) the Participation Agreement, dated as of December 18, 1990, among Viskase Corporation, as lessee, Seller, as guarantor, General Electric Capital Corporation, as owner participant, and State Street Bank and Trust Company of Connecticut, N.A., as owner trustee.

          5.8  Consents.  Those material governmental and third
               --------
party consents set forth in Section 5.8 of the Disclosure Schedule necessary to effect the Closing and for the Company to operate its business in all material respects after the Closing as presently operated shall have been obtained.


                       ARTICLE VI

                COVENANTS AND AGREEMENTS

          6.1  Conduct of Business by Seller.  Seller covenants
               -----------------------------
that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule, (iii) for distributions of all of the Company's then cash balances to Seller immediately prior to the Closing or (iv) as consented to by Purchaser, from and after the date of this Agreement and until the Closing Date Seller shall:

               (a) use reasonable efforts consistent with good business judgment to preserve intact the present business organi-zation and relationships of the Company and the Subsidiary and generally operate the Company and the Subsidiary in the ordinary and regular course of business consistent with prior practices in all material respects;

               (b) not permit or suffer to occur (i) any issue, sale or transfer of any shares of capital stock or other securi-ties of the Company or the Subsidiary or any options, warrants or commitments of any kind with respect thereto, (ii) any purchase, redemption or other acquisition or disposal of any shares of capital stock of the Company or the Subsidiary, (iii) declaring, setting aside or paying any dividend or other distribution other than cash management procedures in the ordinary course of Seller- 's, the Company's or the Subsidiary's business; (iv) permitting or allowing the Company or the Subsidiary to borrow or agree to borrow any funds or incur, whether directly or by way of guaran-tee, any obligation for borrowed money, other than in the ordi-nary course of business and consistent with past practice or (v) subjecting any of the property or assets of the Company or the Subsidiary (real, personal or mixed, tangible or intangible) to any additional material mortgage, pledge, lien or encumbrance or otherwise permitting or allowing the disposition of any material property or assets of the Company or the Subsidiary (real, personal or mixed, tangible or intangible), other than sales of assets in the ordinary course of business;

               (c) maintain the books and records of the Company and the Subsidiary in accordance with prior practice; and

               (d) not take or cause to be taken or permit or suffer to occur, any action or event described in Section 2.10 hereof.

          6.2  Access to Books and Records; Cooperation.
               ----------------------------------------
               (a) Except as otherwise provided in Section 6.4, each party agrees that from the date hereof until the Closing and, with respect to any financial reporting matters or tax matters that are the subject of Section 6.4, after the Closing until such time as the statute of limitations with respect to such tax matters has expired, during normal business hours, such party will permit, at no charge, cost or expense to such party and without disruption of such party's business, the other party hereto and its auditors and other representatives to have reason-able access to the properties, auditors and officers of the Company and to all books and records relating to the Company and to examine and take copies thereof.

               (b) Each party agrees not to destroy at any time any files or records which are subject to Section 6.2(a) without giving reasonable notice to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

          6.3  Filings and Consents.  Each of Seller and
               --------------------
Purchaser (a) shall promptly prepare and make any required filings under the HSR Act and shall request early termination of any waiting periods thereunder and (b) shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registra-tion or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Seller and Purchaser will furnish to one another such necessary information and reasonable assistance as may be requested in connection with the preparation of filings or submissions under the HSR Act.

          6.4  Tax Matters.
               -----------
               (a)  Liability of Seller for Taxable Periods
                    ---------------------------------------
Ending On or Before Closing Date.  Seller shall be liable for,
--------------------------------
and shall indemnify and hold Purchaser, the Company and the Subsidiary harmless against, all Taxes payable by the Company and the Subsidiary for all taxable periods ending on or before the Closing Date (including, without limitation, any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise), and any liability for Taxes imposed on the "selling consolidated group" that includes the Seller under Treasury Regulation Section 1.338(h)(10)-1(e)(5), but, with respect to Taxes other than income Taxes, only to the extent that the amount of such other Taxes exceeds the amount of such other Taxes that have been provided for in the Closing Date Statement. Notwithstanding the foregoing or any other provision of this Agreement, Purchaser, the Company and the Subsidiary shall be liable for, and shall indemnify and hold Seller and its affiliates harmless against, all taxes arising from transactions that occur outside of the ordinary course of business after the Closing on the Closing Date and all sales, use, or other similar Taxes arising out of the transfer of the Shares. Seller shall file all Tax Returns relating to the Company and the Subsidiary for all taxable periods ending on or before the Closing Date. Seller shall determine the amount of taxable income or loss of the Company and the Subsidiary for periods ending prior to the Closing Date on the basis of its permanent records and consistent with this Agreement and with the past Tax and accounting methods utilized in preparing its prior Tax Returns. Such determination shall be binding on Seller and Purchaser to the extent allowable under applicable law.

               (b)  Liability of Parties for Straddle Period
                    ----------------------------------------
Taxes.  With respect to any taxable period that begins on or
-----
before the Closing Date and ends after the Closing Date (a "Straddle Period"), Seller shall be liable for, and shall indem-nify and hold Purchaser, the Company and the Subsidiary harmless against, all Taxes that relate to the portion of such period ending on the Closing Date, but only to the extent that such Taxes exceed the sum of (i) the aggregate estimated Tax payments made by Seller, the Company, the Subsidiary and any Seller Group with respect to such Taxes prior to the Closing and (ii) the amount of Taxes reflected as a liability on the Closing Date Statement. Purchaser, the Company and the Subsidiary shall be liable for, and shall indemnify and hold Seller and its affili-ates harmless against, (i) all Taxes that relate to the portion of such period beginning on the day after the Closing Date, and
(ii) all Taxes that relate to the portion of such period ending on the Closing Date but only to the extent of estimated Tax payments made by the Seller, the Company, the Subsidiary or any Seller Group with respect to such Taxes prior to the Closing or that are reflected as a liability on the Closing Date Statement. For these purposes, Taxes that are based on sales or net income shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the period begin-ning after the Closing Date based upon an interim closing of the books as of the close of business on the Closing Date. Taxes that are not based on sales or net income shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the period beginning after the Closing Date based upon the relative number of days in each such period. Purchaser shall be responsible for the preparation and filing of all Tax Returns relating to Straddle Periods, which shall be prepared based on the permanent records of the Company and the Subsidiary, consistent with this Agreement and with past Tax and accounting methods utilized in preparing prior Tax Returns of the Company and the Subsidiary, as the case may be. At least 20 days prior to the due date for filing any such Tax Return, Purchaser shall furnish copies of such Tax Return to Seller, along with Purchaser's computation of the portion of such Taxes for which Purchaser believes Seller is liable, for Seller's review and comment. Any dispute regarding such Tax Returns or the amount for which Seller is liable pursuant to such Tax Returns shall be resolved in accordance with the dispute resolution procedure of
Section 6.4(g) hereof. Seller shall pay any amounts it owes to Purchaser under this Section 6.4(b) no later than the last to occur of (A) the date that is 10 days after the date of receipt of Purchaser's computation of the amount owed by Seller, (B) the date that is 10 days after the date of resolution of any dispute resolved under the dispute resolution procedure of Section 6.4(g) and (C) the date that is five days before the due date for payment of the applicable Tax.

               (c)  Liability of Purchaser for Taxable Periods
                    ------------------------------------------
Beginning After Closing Date.   Purchaser and the Company shall
----------------------------
be liable for, and shall indemnify and hold Seller and any of its affiliates harmless against, all Taxes payable by the Company or the Subsidiary for any taxable periods beginning after the Closing Date. Purchaser shall be responsible for the preparation and filing of all Tax Returns relating to the Company and the Subsidiary for all taxable periods beginning after the Closing Date, which shall be prepared in a manner consistent with this Agreement and past Tax and accounting methods utilized in prepar-ing prior Tax Returns of the Company and the Subsidiary. Pur-chaser will forego the carryback period with respect to any net operating losses or capital losses of the Company or the Subsid-iary under Section 172 or Section 1212 of the Code to the extent such carryback period includes taxable periods ending on or before the Closing Date.

               (d)  Refunds or Credits.  Any refunds or credits
                    ------------------
of Taxes for which Seller is liable pursuant to Section 6.4(a) or 6.4(b) shall be solely for the account of Seller, and, to the extent that such refunds or credits are attributable to Taxes for which Purchaser is liable pursuant to Section 6.4(b) or 6.4(c), such refunds or credits shall be solely for the account of Purchaser. Purchaser shall cause the Company and the Subsidiary promptly to forward to Seller or to reimburse Seller for any such refunds or credits due Seller after receipt thereof by Purchaser, the Company or the Subsidiary, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser after receipt thereof by Seller of such refunds or credits that are for the account of the Purchaser or the Company hereunder.

               (e)  Mutual Cooperation.  As soon as practicable,
                    ------------------
but in any event within 30 days after Seller's or Purchaser's request, as the case may be, Purchaser shall or shall cause the Company or Subsidiary to deliver to Seller, or Seller shall deliver to Purchaser, such information and other data in the possession of Seller, Purchaser, the Company or the Subsidiary, as the case may be, relating to the Tax Returns and Taxes of the Company and the Subsidiary, including such information and other data customarily required by Seller or Purchaser, as the case may be, to cause the payment of all Taxes or to permit the prepara-tion of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any respon-sibility or liability under this Agreement or otherwise or to otherwise enable Seller or Purchaser, as the case may be, to satisfy its accounting or Tax requirements. In connection with the foregoing, Purchaser and Seller shall make available such knowledgeable employees of Purchaser, the Company, the Subsid-iary or Seller, as the case may be, as Seller or Purchaser may reasonably request, which employees shall, among other things, prepare all schedules, work papers and other documents in a manner consistent with past practice that are reasonably neces-sary to assist Seller in preparing Tax Returns or satisfying its financial reporting requirements. Upon Seller's reasonable request, Purchaser shall cause an appropriate officer of the Company or the Subsidiary to sign Tax Returns relating to periods ending on or prior to the Closing Date. For a period of six years after the Closing, and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended in writing, for such longer period as such audit or judicial proceeding is in progress or such statutory period has been agreed to be extended, Purchas-er shall, and shall cause the Company or the Subsidiary to, maintain and make available to Seller, on Seller's reasonable request, copies of any and all information, books and records referred to in this Section 6.4(e). After such period, Purchas-er, the Company or the Subsidiary, as the case may be, may dispose of such information, books and records, provided that
                                                --------
prior to such disposition Purchaser shall give Seller a reason-able opportunity to take possession of such information, books and records.

               (f)  Contests.  Whenever any taxing authority
                    --------
asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for periods for which Seller is or may be liable under this Agreement, Purchaser shall, promptly upon receipt by Purchaser, the Company or the Subsidiary of notice thereof, inform Seller. Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such pro-ceedings or determinations affect the amount of Taxes for which Seller is or may be liable for all taxable periods ending on or before the Closing Date. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Seller shall, promptly upon receiving notice thereof, inform Purchaser. Purchaser shall have the right to control any resulting proceed-ings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determi-nations affect the amount of Taxes for which Purchaser is liable under this Agreement for all taxable periods beginning after the Closing Date. Seller and Purchaser will jointly control and determine whether to settle any claim, assessment or dispute asserted or made by any taxing authority with respect to Taxes attributable to a Straddle Period. No such claim, assessment or dispute shall be settled without the prior consent of both Seller and Purchaser (which consent shall not be unreasonably withheld).

               (g)  Resolution of Disagreements Between Seller
                    ------------------------------------------
and Purchaser.  If Seller and Purchaser disagree as to the amount
-------------
for which each is liable under this Section 6.4, Seller and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days (or, in the case of dispute arising under Section 6.4(b), five days) after the date of consultation, KPMG Peat Marwick shall act as arbitrator to resolve all points of disagreement concerning Tax matters with respect to this Agreement.

               (h)  Tax Sharing Agreement.  The obligations of
                    ---------------------
the Company and the Subsidiary under any Tax sharing agreements or similar arrangements with respect to or involving the Company and the Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Subsidiary shall not be bound thereby or have any liability thereunder.

               (i)  Exclusive Remedy.  As between Purchaser, the
                    ----------------
Company and the Subsidiary, on the one hand, and Seller, on the other hand, the rights, indemnifications and obligations set forth in this Section 6.4 will be the sole and exclusive remedies with respect to any dispute relating to Taxes (other than dis-putes arising with respect to Section 2.12 or 6.10, the sole and exclusive remedies for which will be as provided in Section 8.1). Any claims for indemnification pursuant to this Section 6.4 must be delivered in writing by the party seeking indemnification to the party from which indemnification is sought no later than 30 days following the date of the expiration of the statute of limitations applicable to the Tax for which indemnification is sought.

               (j)  Section 338 Elections.  Seller represents
                    ----------------------
that the Company and the Subsidiary are each a member of the "selling consolidated group" as described in Internal Revenue Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)-
(10)-1(b)(3). Upon request by Purchaser, Seller agrees to join in the election provided by such Section 338(h)(10) and agrees to jointly prepare and execute the required Form 8023 in cooperation with Purchaser. Prior to the Closing, the Purchase Price shall be allocated among the assets in accordance with Code Sections 338 and 1060 and as required under law. Seller shall accept Purchaser's reasonable determination of such Purchase Price allocation.

          6.5  WARN Act.  Purchaser and Seller agree that for
               ---------
purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. Seller acknowledges and represents that the Company has not engaged in any "mass layoff" during the two years prior to the date hereof for which it has not provided advance notice thereof pursuant to the WARN Act. Purchaser agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company and shall indemnify Seller and hold Seller harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Company and for any other liability for all other notices or payments due to any Affected Employees (as defined in Section 6.10(a)), payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of any such Affected Employees by the Pur-chaser or its Affiliates on or after the Closing Date.

          6.6  Supplements to Disclosure Schedule.  From time to
               -----------------------------------
time prior to the Closing, Seller and Purchaser will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occur-rence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment objected to in writing by the other party within five business days after receipt thereof, (i) no supplement or amendment by Seller shall cause Seller to fail to satisfy any of the condi-tions set forth in Sections 5.1 and 5.2 hereof or cause Seller to fail to comply with the covenant set forth in Section 6.1 hereof,
(ii) no supplement or amendment by Purchaser shall cause Purchas-er to fail to satisfy any of the conditions set forth in Sections
4.1 and 4.2 hereof or (iii) no supplement or amendment by either party shall give rise to any rights of the other party to indem-nification under Article VIII hereof. Only such supplement or amendment to the Disclosure Schedule made pursuant to this
Section 6.6 to which the Purchaser does not object in writing within the five business day period set forth in the immediately preceding sentence shall be deemed to have been included in the Disclosure Schedule as of the date of this Agreement for any and all purposes hereunder.

          6.7  Covenant to Satisfy Conditions.  Each party agrees
               ------------------------------
to use its reasonable best efforts to ensure that the conditions set forth in Articles IV and Article V hereof are satisfied and to consummate the transactions contemplated hereby, insofar as such matters are within the control of such party.

          6.8  Use of "Envirodyne" Name.  Except for any publica-
               ------------------------
tion or press release expressly permitted by Section 9.9, Pur-chaser agrees and agrees to cause the Company and the Subsidiary not to use the "Envirodyne" name, trademark, tradename or logo at any time after the Closing Date; provided that for one year from
                                 --------
the Closing Date the Company and the Subsidiary may use the "Envirodyne" name, trademark, tradename and logo on existing office supplies, existing packaging material and similar supplies owned by the Company and the Subsidiary on the Closing Date.

          6.9  Intercompany Obligations.  Immediately prior to
               ------------------------
the Closing Date, (i) the Company shall eliminate (without recourse) by write-offs without payment, in the form of a return of capital, all indebtedness of Seller and Seller's Affiliates (other than the Company and the Subsidiary) to the Company and the Subsidiary, other than indebtedness for goods and services provided to Seller or Sellers Affiliates (other than the Company and the Subsidiary) by the Company or the Subsidiary which indebtedness shall remain outstanding and be paid in a manner consistent with past practice; and (ii) Seller shall eliminate by write-offs without payment, in the form of a capital contribu-tion, all indebtedness of the Company and the Subsidiary to Seller and its Affiliates (other than the Company and the Subsid-iary) to Seller, other than indebtedness for goods and services provided to the Company or the Subsidiary by Seller or such Affiliates, which indebtedness shall remain outstanding and be paid in a manner consistent with past practice.

          6.10  Employees; Employee Benefits.
                ----------------------------
               (a) Purchaser shall, or shall cause its affili-ates to, continue to employ on the Closing Date each person who is an employee of the Company, including all active employees and those employees who are as of the Closing Date on qualified leave of absence or are receiving benefits under the Company's short-term disability program (collectively, the "Affected Employees"), on substantially equivalent terms (including with respect to position, duties, responsibilities, compensation, incentives and location) to those provided on the date hereof to the Affected Employees subject, however, to continuation of their at-will status and the absolute discretion of the Purchaser as to the precise terms and conditions of employment. Following the Closing, notwithstanding anything in this Agreement to the contrary, Affected Employees who are receiving benefits as of the Closing Date under the Company's short-term disability program shall continue to receive from Purchaser short-term disability benefits which are no less favorable to such Affected Employees as those provided by the Company as of the Closing Date.

               (b) Following the Closing, Purchaser shall, or shall cause its affiliates to, provide each Affected Employee with benefits substantially equivalent to the benefits provided to each such Affected Employee immediately prior to the Closing. Notwithstanding the foregoing, Purchaser agrees: (i) to assume and honor the terms of the Clear Shield National Inc. 1998 Management Incentive Plan with respect to calendar year 1998; and
(ii) for the benefit of those Affected Employees participating in the Envirodyne Industries, Inc. Parallel Non-Qualified Retirement Plan (the "Excess Benefit Plan") as of the date immediately prior to the Closing, to continue to maintain the Excess Benefit Plan following the Closing for the balance of calendar year 1998; provided that Seller has accrued at the Closing Date the
---------
liability for that part of calendar 1998 prior to the Closing. Purchaser agrees that, for purposes of all employee benefit plans (including, but not limited, all "employee benefit plans" within the meaning of section 3(3) of ERISA, and all policies and employee fringe benefit programs, including vacation policies) of Purchaser (such plans, programs, policies and arrangements, the "Purchaser Benefit Plans") in which the Affected Employees may participate following the Closing under which an employee's eligibility or benefit depends, in whole or in part, on length of service, credit will be given to the Affected Employees for service previously credited with the Seller and any of its Affiliates prior to the Closing, provided, that such crediting of service does not result in duplication of benefits. Affected Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Purchaser Benefit Plan for which deduct-ibles or co-payments are required. Purchaser shall also cause each Purchaser Benefit Plan to waive (i) any preexisting condi-tion restriction which was waived under the terms of any analo-gous Benefit Plan immediately prior to the Closing or (ii) waiting period limitation which would otherwise be applicable to an Affected Employee on or after the Closing to the extent such Affected Employee had satisfied any similar waiting period limitation under an analogous Benefit Plan prior to the Closing.

               (c) Purchaser acknowledges that the consummation of the transactions contemplated by this Agreement will cause a "Change in Control" as defined in Section F of the Clear Shield Severance Pay Policy. Notwithstanding any other provision of this Agreement, the Purchaser agrees specifically to assume, and to be bound by, the terms of the Clear Shield Severance Pay Policy as set forth in Section 6.10(c) of the Disclosure Sched-ule, which Seller represents to be terminable at will provided, however, that the benefits of the Clear Shield Severance Pay Policy shall be extended for 24 months as provided in Section J of the Clear Shield Severance Pay Policy only with respect to any person who is a beneficiary of the Clear Shield Severance Pay Policy at the Closing Date.

               (d) As soon as practicable after the Closing Date, but no later than six months thereafter, Seller and Pur-chaser will cause the accounts under the Envirodyne Retirement Income Plan (the "Seller's Savings Plan"), and the value of assets attributable to such accounts, of the Affected Employees to be transferred to the Solo Cup Profit Sharing Plan (the "Purchaser's Savings Plan") in a "transfer of assets or liabili-ties" in accordance with section 414(l) of the Code and section 208 of ERISA and the respective rules and regulations promulgated thereunder. The assets to be transferred will be in the form of cash, except for shares of Envirodyne common stock which will be transferred in kind. Prior to such transfer, Purchaser will provide Seller with such documents and other information as Seller shall reasonably request to assure itself that the Purcha-ser's Savings Plan and the trust established pursuant thereto (i) are qualified and tax-exempt under sections 401(a) and 501(a) of the Code, (ii) permit the transfer by Seller of voluntary partic-ipant after-tax contributions; provided, however, that after tax
                               --------  -------
contributions shall not be permitted after the Closing Date, and
(iii) contain participant loan provisions and procedures neces-sary to effect the orderly transfer of participant loan balances associated with the transfer of assets. Prior to the transfer, Seller and Purchaser will notify the Internal Revenue Service of the transfer by timely filing Forms 5310-A, to the extent such filings are required, and Seller will provide to Purchaser copies of such personnel, pension, and other records of Seller pertain-ing to the Affected Employees and such records of any agent or representative of Seller, in each case pertaining to the Seller's Savings Plan and as Purchaser may reasonably request in order to administer and manage the accounts and assets transferred to the Purchaser's Savings Plan. Upon such transfer, the Purchaser's Savings Plan shall assume all liabilities and obligations whatso-ever with respect to all amounts transferred from the Seller's Savings Plan to the Purchaser's Savings Plan in respect of the Affected Employees and Seller and each of its Affiliates and the Seller's Savings Plan shall be relieved of all such liabilities and obligations. Purchaser and Seller shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein. As of the later to occur of
(i) January 15, 1999 or (ii) the completion of the transfer described in this Section 6.10(d), the Purchaser agrees to contribute to the account of each Affected Employee a profit-sharing contribution in cash in respect of calendar year 1998, in an amount which is consistent (with respect to each Affected Employee) with the Company's past practice.

               (e)  Except as otherwise provided in Section
6.10(f) hereof with respect to long-term disability claims, the Seller shall remain responsible for all claims under the applica-ble Benefit Plans for health, accident, sickness, and disability benefits that are deemed incurred by Affected Employees prior to the Closing Date. For all purposes under such Benefit Plans, such Affected Employees will be deemed to have terminated employ-ment with the Company as of the Closing Date. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug, dental, and vision care expenses) will be deemed to have been incurred on the date that health benefits services giving rise to such claim are provided, (ii) a claim for sickness or short-term disability benefits will be deemed to have been incurred upon the occurrence of the event giving rise to such claim and (iii) in the case of any claim for benefits other than health benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims.

               (f) The Seller will remain responsible for all benefits payable to Affected Employees who, as of the close of business on the day immediately preceding the Closing Date, were totally and permanently disabled in accordance with the applica-ble provisions of Seller's health, accident, sickness, salary continuation, or long-term disability benefits plans or programs and for all workers' compensation claims based on an injury occurring on or prior to the Closing Date, provided that the claim relating to such injury is made within six months following the Closing Date.

               (g)  The Purchaser agrees to hold the Seller
harmless from and against any and all claims, liabilities, penalties and expenses (including reasonable legal fees) which Seller may incur with respect to the assets transferred from the Seller's Savings Plan to the Purchaser's Savings Plan after the respective transfers of assets of the Seller's Savings Plan, except to the extent that any such claims, liabilities, penalties and expenses relate (x) to the pre-transfer administration of such assets, or (y) to any error in the list of the individual accrued benefits, credited service and other information of Affected Employees provided by Seller to Purchaser pursuant to
Section 6.10(c) hereof or (z) any violation of ERISA or the Code that occurred prior to the transfer of such assets.

               (h) The Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller from and against, any and all losses relating to or arising out of (A) all vacation entitlements accrued on the financial records of the Seller at the Closing, the Company or the Subsidiary on the Closing Date but unused as of the Closing; (B) the liabilities assumed by Purchaser under this Section 6.10 or any failure by Purchaser to comply with the provisions of this Section 6.10 and (C) any claims of, or damages or penalties sought by, any Affected Employee or any governmental entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Purchaser or its Affiliates to the extent arising from the employment, discharge, layoff or termination of any Affected Employee by Purchaser or its Affiliates on or after the Closing Date. Seller agrees to cooperate fully with Purchaser to the extent reasonably requested in connection with the defense of any such claim.

          6.11  Insurance.  Purchaser and Seller hereby
                ---------
acknowledge and agree that all insurance coverage and bonds with respect to the properties and business of the Company and the Subsidiary that are in effect as of the date hereof shall be terminated as of the Closing Date.
          6.12  Due Diligence.  Purchaser acknowledges that it
                -------------
has made its own independent examination, investigation, analysis and evaluation of the Company and the Subsidiary, including Purchaser's own evaluation of the value of the Company and the Subsidiary's businesses, and that in connection with such evalua-tion Purchaser has under taken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company and the Subsidiary) as Purchaser deems adequate, except that Purchaser has not been granted access to any customer of the Company as of the date of this Agreement.

          6.13  Customer Meetings.  Seller shall use all
                -----------------
reasonable efforts to allow Purchaser to meet (the "Customer Meetings") with each of the following customers of the Company prior to Closing: Perseco; Tricon; Wal-Mart; Better Maid Plas-tics; and Kroger (collectively, the "Customers"). A mutually acceptable representative of each of the Purchaser and the Company shall be present at each Customer Meeting. The agenda and presentations to be made by Purchaser and the Company at each Customer Meeting shall be mutually agreed upon by the parties prior to each such meeting.

          6.14  Non-Competition.  Seller and its Subsidiaries
                ---------------
agree not to enter into, engage in, invest in or consult with any entity that manufacturers, sells or distributes disposable plastic cutlery, drinking straws or thermoformed plates or bowls ("Competing Products") for a five year period after the Closing Date anywhere in the world. For a 30 month period after the Closing Date, Seller shall not recruit or otherwise solicit or induce any person who is an employee of the Company or the Subsidiary who were employees of the Company or Subsidiary on the date hereof and/or on the Closing Date to terminate his or her employment or other relationship with the Company or the Subsid-iary. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prevent Seller or any of its subsidiaries from owning, directly or indirectly, up to 5% of any class of securities of any entity traded on any securities exchange regardless of whether or not such entity manufactures, distributes or sells Competing Products or products which compete with the Competing Products. In addition, notwithstanding anything contained herein to the contrary, no purchaser of all or part of Seller's or any of its Subsidiaries' operations shall, in any way, be restricted by or governed by this Section 6.14.

          6.15  Idaho Reimbursement.  Purchaser and Seller

                -------------------
acknowledge and agree that all rights to the Idaho Reimbursement are the property of Seller and not of the Company. If the Company, Purchaser or any of their Affiliates receive all or any portion of the Idaho Reimbursement after the Closing, such entity shall immediately pay such amount over to Seller free and clear of all Encumbrances and without any additional consideration.


                         ARTICLE VII

                        TERMINATION

          7.1  Termination.  This Agreement may be terminated and
               -----------
abandoned at any time prior to the Closing:

               (a)  by the mutual consent of Seller and
Purchaser;

               (b) by either Seller or Purchaser in the event the Closing has not occurred on or before August 31, 1998 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agree-ment to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date; provided, however, that the Cut-Off
                         --------  -------
Date may be extended through November 30, 1998 from time to time upon written notice by Seller or Purchaser to the other party if such an extension is necessary in connection with obtaining clearance under the HSR Act;

               (c) by either Seller or Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

               (d) by either Seller or Purchaser if it uncovers or discovers a material breach by the other party of a represen-tation, warranty or covenant in this Agreement prior to the Closing Date that is not remedied within five business days after providing written notice thereof to the other party; or

               (e) by Purchaser if, following a Customer Meet-ing, Purchaser notifies Seller in writing within three business days of such Customer Meeting that it has determined in its reasonable judgment that the Customer has ceased to purchase the Company's and the Subsidiary's products or is reasonably likely to take such action as a result of the Customer's dissatisfaction with the Company or the Subsidiary; provided, that Purchaser shall have no right to terminate this Agreement pursuant to this
Section 7.1(e) if the Customer intends to take any such action as a result of the Customer's relationship with Purchaser or as a result of Purchaser's consummation of the transactions contem-plated in this Agreement. Seller and Purchaser agree to use all commercially reasonable efforts to conduct such Customer Meetings as promptly as practicable. The right of termination set forth in this Section 7.1(e) may not be exercised by Purchaser after 15 business days following the date of this Agreement; provided that
                                                    --------
if one or more Customer Meetings are not held with such 15 business day period and Purchaser and Seller have used all commercially reasonable efforts to complete the Customer Meet-ings, the right of termination in this Section 7.1(e) will be extended for up to two additional five business day periods until the later of (i) the third business day following the date of the last Customer Meeting or (ii) the end of the 25th business day after the date of this Agreement.

          7.2  Procedure and Effect of Termination.  In the event
               -----------------------------------
of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (b) All confidential information received by Purchaser or its affiliates with respect to the business of the Company or Seller or their subsidiaries shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of April 6, 1998 between Purchaser and Seller (the "Confidentiality Agreement"), which shall survive the termination of this Agreement; and

               (c) No party to this Agreement will have any liability under this Agreement to the other except (i) as stated in subsections (a) and (b) of this Section 7.2, (ii) for any willful breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.

                       ARTICLE VIII

                     INDEMNIFICATION

          8.1  Indemnification.  As between Purchaser, on the one
               ----------------
hand, and Seller, on the other hand, the rights and obligations set forth in this Article VIII and Sections 6.4 and 6.10 hereof and in the Confidentiality Agreement will be the sole and exclu-sive remedies of the parties hereto with respect to any disputes relating to this Agreement and the Confidentiality Agreement, the events giving rise to this Agreement and the transactions provid-ed for herein or contemplated hereby, it being agreed and under-stood that as between Purchaser, on the one hand, and Seller, on the other hand, the parties expressly waive any and all other remedies, including any and all such remedies as may be provided by statute, rule or regulation. In entering into this Agreement, Purchaser acknowledges that none of Seller or any of its direc-tors, officers, employees, affiliates, agents, advisers or representatives has made to Purchaser any representation or warranty, express or implied, other than as expressly made by Seller in Article II and Section 6.10(c) of this Agreement. Without limiting the generality of the foregoing, and notwith-standing any otherwise express representations and warranties made by Seller in Article II of this Agreement, Seller makes no representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expendi-tures and future results of operations or (ii) any other informa-tion or documents made available to Purchaser or its counsel, accountants, or advisors with respect to the Company, except as expressly covered by a representation and warranty contained in
Article II of this Agreement.  None of the provisions of this
Section 8.1 shall apply to the claims, obligations, liabilities, covenants and representations regarding Taxes of the Company or the Subsidiary, which shall be governed solely by the terms of
Section 6.4.

               (a)  Indemnification by Seller.  Subject to the
                    -------------------------
limits set forth in this Section 8.1, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors, agents and affiliates, harmless from and in respect of any and all losses, damages, costs and reasonable expenses including, without limita-tion, reasonable expenses of counsel (collectively, "Losses"), that they may incur arising out of or due to the inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement if and to the extent such Losses exceed in the aggre-gate $1,200,000; provided, however, that Seller shall not have
                 -------- --------
any liability to Purchaser as a result of the inaccuracy of any representation or the breach of any warranty to the extent that Purchaser knew that such representation or warranty was untrue or incorrect prior to the Closing Date; provided, further that none
                                     --------  -------
of Purchaser or its officers, directors, agents or affiliates shall be entitled to recover from Seller, and Seller shall have no liability to such persons under this Agreement for, more than $40 million in the aggregate (the "Cap Amount").

               (b)  Indemnification by Purchaser and the Company.
                    --------------------------------------------
Subject to the limits set forth in this Section 8.1, Purchaser and the Company, jointly and severally agree to indemnify, defend and hold Seller, its officers, directors, agents and affiliates, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any repre-sentation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement and (ii) arising out of any and all actions, suits, claims and administra-tive or other proceedings of every kind and nature instituted or pending against Seller or any of its affiliates at any time after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products or employees (including former employees) of the Company and the Subsidiary, in connection with occurrences or omissions after the Closing Date and (y) do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement.

               (c)  Survival of Representations and Warranties.
                    ------------------------------------------
The several representations and warranties of the parties con-tained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of 18 months after the Closing Date; provided, however, that such representations or
              --------  -------
warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.1(d) hereof.

               (d)  Notice and Opportunity to Defend.  If there

                    --------------------------------
occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party seeking indemni-fication shall notify the other party obligated to provide indemnification (the "Indemnifying Party") within 30 days of becoming aware of such occurrence. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party written notice of such claim or the commence-ment of such action or proceeding within 30 days of receiving such notice or the commencement of such action; provided,
                                                --------
however, that the failure to provide prompt notice as provided
--------
herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and may elect, within 20 days of receiving such notice, to assume the defense thereof with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemni-fying Party to such party seeking indemnification of such elec-tion so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereun-der for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action or asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such action or asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. In no event shall a party seeking indemnification be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld, unless such settlement does not contain any terms or conditions that are adverse to the interests of the party seeking indemnification.

               (e)  Adjustment for Insurance and Taxes.  The
                    ----------------------------------
amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this Section 8.1 shall be adjusted (including, without limitation, retroactively) (i) by any insur-ance proceeds actually recovered by or on behalf of such Indemni-tee in reduction of the related indemnifiable loss (the "Indemni-fiable Loss") and (ii) (A) reduced by the present value of the amount of any Tax savings resulting from any tax benefit to the party seeking indemnification (or, when such party is Purchaser, the Company or the Subsidiary) as a result of the Indemnifiable Loss, and (B) increased by the present value of the amount of any Tax due with respect to the indemnification payment itself. Amounts required to be paid, as so adjusted, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequent-ly receive insurance proceeds in respect of such Indemnifiable Loss, or realize any net tax benefit (as computed in clause (ii) above) as a result of such Indemnifiable Loss, then the Indemni-tee shall pay to the Indemnifying Party the amount of such insurance proceeds or net tax benefit or, if lesser, the amount of the Indemnity Payment.


                      ARTICLE IX

                     MISCELLANEOUS

          9.1  Fees and Expenses.  Seller (and not the Company)
               -----------------
shall bear its own expenses and Purchaser shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Each of Seller and Purchaser shall bear the fees and expenses of any broker or finder retained by such party in connection with the transactions contemplated herein.

          9.2  Governing Law.  This Agreement shall be construed
               -------------
under and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

          9.3  Amendment.  This Agreement may not be amended,
               ---------
modified or supplemented except upon the execution and delivery of a written agreement by the parties hereto.

          9.4  No Assignment.  Neither this Agreement nor any of
               -------------
the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto; provided that either party may assign its
                    --------
rights, interests or obligations hereunder without prior written consent in connection with any sale of all or substantially all of the assets, capital stock or business of such entity or the merger of such entity with and into another entity in which the other entity survives; provided further that the purchaser of
                       -------- -------
such assets or stock or the entity surviving such merger shall agree in writing to assume all of the respective party's rights and obligations under this Agreement.

          9.5  Waiver.  Any of the terms or conditions of this
               ------
Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          9.6  Notices.  All notices, requests, claims, demands
               -------
and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier, overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

          If to Purchaser:

               Solo Cup Company
               1700 Old Deerfield Road
               Highland Park, Illinois 60035
               Attention:  Ronald L. Whaley
               (847) 831-5849 (telecopier)
               (847) 831-4800 (telephone)

          With a copy to:

               Fox and Grove, Chtd.
               311 South Wacker Drive, Suite 6200
               Chicago, Illinois 60606
               Attention:  Shayle P. Fox, Esq.
               (312) 362-0700 (telecopier)
               (312) 876-0500 (telephone)

          If to Seller:

               Envirodyne Industries, Inc.
               701 Harger Road
               Suite 190
               Oak Brook, Illinois 60523
               Attention:  F. Edward Gustafson
               (630) 571-0959 (telecopier)
               (630) 575-2400 (telephone)

          With a copy to:

               Skadden, Arps, Slate, Meagher & Flom (Illinois)
               333 West Wacker Drive
               Chicago, Illinois  60606
               Attention:  Charles W. Mulaney, Jr.
               (312) 407-0411 (telecopier)
               (312) 407-0700 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

          9.7  Complete Agreement.  This Agreement, the
               ------------------
Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.8  Counterparts.  This Agreement may be executed in
               ------------
one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. This agreement may be executed initially by telecopy and actual signature pages may be exchanged at the convenience of the parties.

          9.9  Publicity.  Seller and Purchaser will consult with
               ---------
each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

          9.10  Headings.  The headings contained in this
                ---------
Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.11  Knowledge.  For purposes of this Agreement, the
                ---------
term "knowledge" means, with respect to Purchaser, the actual knowledge of any senior corporate executive officer of Purchaser and, with respect to Seller, the actual knowledge of any senior corporate executive officer of Seller.

          9.12  Severability.  Any provision of this Agreement
                ------------
which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affect-ing in any way the remaining provisions hereof in such jurisdic-tion or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.13  Third Parties.  Except as specifically set forth
                -------------
or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          9.14  Specific Performance.  Each of the parties
                --------------------
acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agree-ment and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity, and that such injunction shall be available without the parties bringing suit being required to post any bond or undertaking.

          9.15  Dispute Resolution.
                ------------------
               (a)  Arbitration.  In the event of disputes
                    -----------
between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (the "AAA") in Chicago, Illinois pursuant to the AAA's Commercial Arbitration Rules as modified by this Agreement. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by those rules.
The board of arbitrators (the "Board of Arbitrators") in any such arbitration (an "Arbitration") shall be persons who are expert in the subject matter of the dispute.

               (b)  Selection of Arbitrators.  Seller shall
                    ------------------------
appoint one arbitrator and Purchaser shall appoint one arbitrator within a term of 30 calendar days from the date of any claim hereunder, and the two arbitrators so appointed shall appoint the third arbitrator, within a term of 15 calendar days from the date in which the last of the two arbitrators have been selected. If either Seller or Purchaser fails to select its arbitrator within the term mentioned above, or in the event that the two selected arbitrators are unable or unwilling to select a third arbitrator within 15 calendar days following the selection of the last of them, then AAA shall select the arbitrator that was not selected by either of Seller or Purchaser or the third arbitrator as the case may be, in accordance with the procedure set forth below, and the three arbitrators shall constitute the arbitration panel for purposes of the dispute.

               (c)  Procedure.  Each party shall bear separately
                    ---------
the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence in this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within ten days following completion of the Arbitration. The Board of Arbitrators shall only order a party to produce documents which the Board of Arbitrators concludes are relevant to claims for which there is a good faith basis in law and in fact, and it appears likely that such documents will provide substantive evidence regarding those claims. The Board of Arbitrators shall act by majority vote and if requested by either of the parties, shall render a detailed written opinion setting forth the reasons for its decision. If requested by either party, the Board of Arbitrators shall be entitled (but not obligated) to modify the rules applicable to any proceeding. The Board of Arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The Board of Arbitrators shall apply Delaware law.

               (d)  Exclusive Remedy.  Any and all legal
                    ----------------
proceedings to enforce this Agreement (except for any action to compel arbitration hereunder, any action to enforce any award or judgment rendered thereby, or any action for specific performance under Section 9.14), shall be governed in accordance with this
Section 9.15. Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determina-tion, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims or accounting presented to the Board of Arbitrators. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction without limitation the courts of the United States to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for any action to compel arbitration hereunder, any action to enforce any award or judg-ment rendered thereby, or any action for specific performance under Section 9.14, but entry of any such judgment will not be required to make such award effective.

          IN WITNESS WHEREOF, each of Purchaser and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                         ENVIRODYNE INDUSTRIES, INC.



                         By
                            ----------------------------------
                         Name:  Gordon S. Donovan
                         Title:  Vice President


                         SOLO CUP COMPANY



                         By
                           -----------------------------------
                         Name:  Ronald L. Whaley
                          Title:  Vice President

                            AMENDMENT TO
                    STOCK PURCHASE AGREEMENT


          AMENDMENT TO STOCK PURCHASE AGREEMENT (this
"Amendment"), dated as of July 24, 1998, between ENVIRODYNE
 ---------
INDUSTRIES, INC., a Delaware corporation (the "Seller"), and SOLO
                                               ------
CUP COMPANY, an Illinois corporation (the "Purchaser").
                                           ---------
                    W I T N E S S E T H:
                    -------------------

          WHEREAS, Seller and Purchaser are party to that certain Stock Purchase Agreement, dated as of June 5, 1998, between Seller and Buyer (the "Stock Purchase Agreement") (capitalized
                       ------------------------
terms used herein and not defined herein shall have the respec-tive meanings set forth in the Stock Purchase Agreement); and

          WHEREAS, Seller and Purchaser have agreed to amend certain provisions of the Stock Purchase Agreement as set forth below.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as fol-lows:

          1.  Purchase Price Adjustment.  Section 1.4(a) of the
              -------------------------
Stock Purchase Agreement is hereby amended and restated as follows:

     (a) As soon as practicable, but in no event later than 75 days following the Closing Date, Seller shall prepare a Statement of Adjusted Working Capital of the Company and the
    Subsidiary (as defined in Section 2.1 hereof) as of the close of business on July 23, 1998 (including the notes thereto, the "Closing Date Statement"). The Closing Date Statement shall present the net amount of the Company's consolidated current assets less the Company's consolidated current liabilities in each case excluding (i) any amounts payable to or receivable from Seller or any of its Affiliates (as defined in Section 2.3 hereof) other than the Company and the Subsidiary (as defined in Section 2.1) that do not remain outstanding after the Closing, (ii) accrued state and federal income taxes, (iii) any amounts to which the Company may be entitled to reimbursement in connection with the tax increment financed cost of construction at the Twin Falls, Idaho, plant (the "Idaho Reimbursement") and
     (iv) any Taxes payable as result of Purchaser's election under Treasury Regulation Section 1.338(h)(10), in each case as of the close of business on July 23, 1998 plus, from March 26, 1998 to the close of business on July 23, 1998, the net investment in fixed assets less the net proceeds from the disposal of any fixed assets of the Company and the Subsidiary (the "Net Working Capital Amount") and shall be prepared with respect to such items on a basis consistent with the March Balance Sheet Information (as defined in
     Section 2.5).

          2.   Litigation.  Section 2.10 of the Disclosure
              ----------
Schedule is hereby amended and restated in its entirety as set forth on Annex A to this Amendment.

          3.   Patents, Trademarks, Trade Names, Etc.  Section
               -------------------------------------
2.14 of the Disclosure Schedule is hereby amended and restated in its entirety as set forth on Annex B to this Amendment.

          4.  Employees; Employee Benefits.  Section 6.10(d) of
              ----------------------------
the Stock Purchase Agreement is hereby amended and restated as follows:

         (d) Prior to the Closing, Seller shall "spin-off" the accounts in the Envirodyne Retirement Income Plan (the "Seller's Savings Plan") attributable to the Affected Employees into a newly established Clear Shield Retirement Income Plan (the "Company's Savings Plan"). Upon Closing, Purchaser shall assume all liabilities and obligations relating to the Company's Savings Plan and Seller and each of its Affiliates shall be relieved from all such liabili-ties. As of the earlier of (i) January 15, 1999 or (ii) if Purchaser transfers the assets and liabilities of the Company's Savings Plan to the Solo Cup Profit Sharing Plan (the "Purchaser's Savings Plan") then on the date of such transfer, the Purchaser agrees to contribute to the account of each Affected Employee a profit-sharing contribution in cash in respect of calendar year 1998, in an amount which is consistent (with respect to each Affected Employee) with the Company's past practice. Purchaser and Seller shall cooperate in the filing of documents required by the transfer, if any, of assets and liabilities as described in the immediately preceding sentence.

     This Section 4 of this Amendment also hereby amends Section
2.12 of the Disclosure Schedule to change references to the Envirodyne Retirement Income Plan to the Clear Shield National
Retirement Income Plan.

          5.  Employees; Employee Benefits.  Section 6.10(g) of
              ----------------------------
the Stock Purchase Agreement is hereby amended and restated as follows:

     (g) The Purchaser agrees to hold the Seller harmless from and against any and all claims, liabilities, penalties and expenses (including reasonable legal fees) which Seller may incur with respect to the Company's
Savings Plan after the Closing, except to the extent that any such claims, liabilities, penalties and expenses relate (w) to the administration of the Seller's Savings
Plan prior to the spin-off of the Affected Employees' accounts in such plan pursuant to Section 6.10(d) hereof,
(x) to the pre-Closing administration of the Company's
Savings Plan, (y) to any error in the list of the individual accrued benefits, credited service and other information of Affected Employees provided by Seller to Purchaser pursuant to Section 6.10(c) hereof or (z) any violation of ERISA or the Code that occurred prior to the Closing. The direct cost related to "spinning-off" the Company's Savings Plan shall be born by the Seller, except that the respective legal expenses of Purchaser and Seller relating to the "spin-off" shall be borne by the respective party that incurs such expenses.

          6.  Insurance.  Section 6.11 of the Stock
              ---------
Purchase Agreement hereby is amended and restated in its entirety as follows:

     Purchaser and Seller hereby acknowledge and agree
     that all insurance coverage and bonds with respect to
     the properties and business of the Company and the
     Subsidiary that are in effect as of the date hereof
     shall be terminated as of the Closing Date from and
     after the Closing Date.  Notwithstanding the forego-
     ing, Seller agrees to use its commercially reasonable
     efforts to add Purchaser as an additional insured
     with respect to Seller's worker's compensation insur-
     ance for claims of Affected Employees based upon
     occurrences prior to the Closing Date and Purchaser
     agrees to use its commercially reasonable efforts to
     add Seller as an additional insured with respect to
     Purchaser's worker's compensation insurance for
     claims of Affected Employees based upon occurrences
     on or after the Closing Date.  The Seller also agrees
     that it will remain responsible for all claims made
     under the Company's General Liability policy with
     Reliance National Indemnity Company which relate to
     events that occurred prior to the Closing Date
     (including without limitation the case of Oliver
                                               ------
     Dalton v. Clear Shield National, Inc. filed in the
     ------------------------------------
     Circuit Court of Cook County, Illinois, Case
     No. 98 L 001100), and Purchaser agrees that the Company will be responsible for all claims based upon events that occur on or after the Closing Date incurred under its or the Company's general liability insurance.

          7.  Miscellaneous.  Seller shall be liable for
              -------------
amounts payable by the Company in the case of Computer
Integrate v. Nofra Development, et al., Circuit Court of
Cook County, Illinois, Case No. 95 M3 3920.

          8.  References.  Upon the effectiveness of this
              ----------
Amendment, all references in the Stock Purchase Agreement and in all other agreements, documents, certificates, schedules and instruments executed pursuant thereto to the Stock Purchase Agreement including, without limitation, references to "this Agreement," "hereunder," "hereof,"
"herein" and words of like import contained in the Stock
Purchase Agreement shall, except where the context other-wise requires, mean and be a reference to the Stock Pur-chase Agreement, as amended.

          9.  Ratification.  Except as expressly amended
              ------------
hereby, all of the provisions of the Stock Purchase
Agreement, as amended, shall remain unaltered and in full force and effect, and, as amended hereby, the Stock Pur-chase Agreement is in all respects agreed to and ratified and confirmed by the parties hereto.

          10.  Severability.  If any provision of this
               -------------
Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Amendment shall not be affected and shall remain in full force and effect.

          11.  Counterparts.  This Amendment may be
               ------------
executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          12.  Governing Law.  This Amendment shall be
               -------------
construed under and governed by the laws of the State of
Illinois without regard to the conflicts-of-laws provi-
sions thereof.
                    * * * * * * * *

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above writ-ten.

                         ENVIRODYNE INDUSTRIES, INC.



                         By____________________________
                              Name:  Gordon S. Donovan
                              Title:    Vice President


                         SOLO CUP COMPANY



                         By____________________________
                              Name:  Ronald L. Whaley
                              Title:    Vice President